Exhibit 99.1

EXECUTION VERSION

AERCAP HOLDINGS N.V. SHAREHOLDERS’ AGREEMENT

Dated as of May 14, 2014

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS
1.1	Defined Terms	1
1.2	Interpretation	9

ARTICLE II

GOVERNANCE

2.1	Composition of the Board of Directors	9
2.2	Objection to Shareholder Designee	12
2.3	Voting Agreement	12
2.4	Termination of Board Designation Rights	13

ARTICLE III

COVENANTS

3.1	Transfer Restrictions	14
3.2	Standstill Provisions	15
3.3	Preemptive Rights	19
3.4	Majority Ownership	19
3.5	Pro Rata Redemptions	19
3.6	Listing	20

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Investors	20
4.2	Representations and Warranties of the Company	21
4.3	Representations and Warranties of the Parent	22

ARTICLE V

TAX MATTERS

5.1	Tax Return Information	23
5.2	PFIC and CFC Information	23
5.3	QEF Election	23
5.4	Retention of Tax Information	23
5.5	Cooperation	24

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Exhibit A	Foundation Structure
Exhibit B	Transition Services
Schedule A	Ownership Schedule

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SHAREHOLDERS’ AGREEMENT, dated as of May 14, 2014 (this “Agreement”), among (i) AerCap Holdings N.V., a public company with limited liability organized and existing under the laws of The Netherlands, whose principal place of business is at AerCap House, Stationsplein 965, 1117 CE Schiphol, The Netherlands, (together with its successors and permitted assigns, the “Company”), (ii) AIG Capital Corporation, a Delaware corporation (the “Shareholder”) and (iii) American International Group, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Parent”).

W I T N E S S E T H:

WHEREAS, on the date hereof, the Shareholder acquired 97,560,976 Company Ordinary Shares pursuant to the Share Purchase Agreement;

WHEREAS, on the date hereof, the Company and the Parent are also entering into a Registrations Rights Agreement (the “Registration Rights Agreement”);

WHEREAS, the Company, the Shareholder and the Parent desire to establish in this Agreement certain terms and conditions concerning the Shareholder’s and other Investors’ relationships with and investments in the Company;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority, court, tribunal or arbitration body.

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person; provided that for the avoidance of doubt, the Company, on the one hand, and the Parent and the Shareholder, on the other hand, shall not be deemed to be Affiliates of each other.

“Agreement” has the meaning set forth in the preamble.

“Articles of Association” means the Company’s articles of association as then in effect.

“Beneficial Owner,” “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). In addition, a Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own, and shall be deemed to have Beneficial Ownership of, any securities which are the subject of, or the reference securities for, or that underlie, any Derivative Instrument of such Person, with the number of securities Beneficially Owned being the notional or other number of securities specified in the documentation evidencing the Derivative Instrument as being subject to be acquired upon the exercise or settlement of the Derivative Instrument or as the basis upon which the value or settlement amount of such Derivative Instrument is to be calculated in whole or in part or, if no such number of securities is specified in such documentation, as determined by the Board in its sole discretion to be the number of securities to which the Derivative Instrument relates. For the avoidance of doubt, if the Foundation Structure is implemented, the Investors, rather than the Stichting, shall be deemed to Beneficially Own the relevant Voting Securities.

“Board” means the Board of Directors of the Company.

“Board Seat Period” means any period during which the Shareholder is entitled to appoint Shareholder Designees pursuant to Section 2.1(a).

“Business Day” means any day other than a Saturday or a Sunday on which commercial banks in Amsterdam, Dublin and New York are open for normal banking business.

“CFC” means a “controlled foreign corporation” within the meaning of section 957 of the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Ordinary Shares” means the ordinary shares of the Company, each having a nominal value of one eurocent (EUR 0.01).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 3, 2013, between the Company and the Parent.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control,” “Controlled” and “Controlling” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person.

“Deed of Issue” means a private deed of issue of even date herewith pursuant to which the Company issued 97,560,976 Company Ordinary Shares to the Shareholder.

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Securities Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (i) such derivative security conveys any voting rights in any Equity Security, (ii) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (iii) other transactions hedge the value of such derivative security.

“Designated Company Voting Matters” means each of the following: (i) the appointment, suspension or dismissal of any director (other than any Shareholder Designee) whose appointment, suspension or dismissal (as applicable) was not approved by the Board; and (ii) any Merger Transaction or Sale Transaction that was not approved by the Board.

“Designated Shareholder Voting Matter” means each of the following: (i) any Merger Transaction or Sale Transaction (other than a Merger Transaction or Sale Transaction not approved by the Board); (ii) any Qualifying Transaction (other than a Qualifying Transaction that is a Merger Transaction or Sale Transaction not approved by the Board); (iii) any amendment or series of related amendments to the Articles of Association, by-laws, or other organizational or constitutive documents of the Company that would have a materially adverse and disproportionate effect on the rights of the Parent, the Shareholder or any Investor under such organizational or constitutive documents relative to the other shareholders of the Company; and (iv) any proposal at any general meeting of the Company in accordance with Article 5.3 of the Articles of Association to limit or exclude the Preemptive Rights.

“Dutch Civil Code” means the civil code of the Netherlands (Burgerlijk Wetboek).

“Encumbrance” means any mortgage, commitment, transfer restriction, deed of trust, pledge, option, power of sale, retention of title, right of pre-emption, right of first refusal, executorial attachment, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or an agreement, arrangement or obligation to create any of the foregoing.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of a corporation, and securities convertible into or exchangeable for any equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Foundation Agreements” means any and all agreements among the Company, the Parent, the Shareholder, the Investors and any other Persons with respect to the Foundation Structure, including the Stichting’s constitutional documents and the terms of administration.

“Foundation Structure” means the structure with respect to (and the terms and provisions governing) the ownership, voting and transfer of the Shareholder’s and each Investor’s Company Ordinary Shares set forth on Exhibit A.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority.

“Governmental Authority” means any supranational, national, regional, federal, state, provincial, territorial, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority or SRO with competent jurisdiction (including any arbitration panel or body) exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, regional, federal, state, provincial, territorial, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, arbitral or judicial authority.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Securities Exchange Act.

“Investor Action” has the meaning set forth in Section 7.3.

“Investors” means (i) the Shareholder, (ii) any Permitted Transferee of the Shareholder to whom Company Ordinary Shares are Transferred by the Shareholder in compliance with the terms of this Agreement and (iii) any Permitted Transferee of any of the Persons described in clause (ii) of this definition to whom Company Ordinary Shares are Transferred by such Person in compliance with the terms of this Agreement.

“Knowledge of the Shareholder” means, with respect to any matter, the actual knowledge of any officer or employee of the Parent or any of its Subsidiaries whose job responsibilities include matters related to the Shareholder’s and its Affiliates’ ownership interest in the Company, including decisions regarding the Transfer of the Company Shares, after reasonable inquiry of the officers and employees of the Parent or any of its Subsidiaries who would reasonably be expected to have knowledge of such matter.

“Law” means any supranational, federal, state, local or foreign law (including common law), statute or ordinance, or any rule, regulation, or agency requirement of any Governmental Authority.

“Merger Transaction” means any transaction or series of related transactions involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its Subsidiaries that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest), or (ii) any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest).

“New Securities” means any Equity Securities of the Company other than (i) Equity Securities issued to employees, officers or directors pursuant to any stock options, employee stock purchase or other equity-based plans approved by the Board, or (ii) Equity Securities issued in connection with a stock split, stock dividend or similar recapitalization.

“Nine Month Restricted Period” means the period from the date that is the nine (9) month anniversary of the date of this Agreement until the date that is the twelve (12) month anniversary of the date of this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Authority of competent jurisdiction.

“Original Company Ordinary Shares” means the 97,560,976 Company Ordinary Shares issued to the Shareholder by the Company on the date hereof (as adjusted from time to time to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change).

“Other Party” has the meaning set forth in Section 6.8.

“Parent” has the meaning set forth in the preamble.

“Permitted Transfer” has the meaning set forth in Section 3.1(b).

“Permitted Transferee” means the Parent and any wholly owned Subsidiary of the Parent; provided that such Transferee would continue to qualify as a Permitted Transferee of the applicable Transferor if such Transfer were to take place as of any time of determination (and, in the event that such Transferee would no longer so qualify, (i) such Transferee shall, and the Parent shall procure that such Transferee shall, immediately Transfer back the Transferred securities to such Transferor, or, if such Transferor by that time is no longer a Permitted Transferee, to the Parent as if such Transfer had not taken place ab initio, (ii) the Parent shall procure that such Transfer shall not be notified to the Company and (iii) the Company shall no longer, and shall instruct its transfer agent and other third parties to no longer, record or recognize such Transfer on the shareholders’ register of the Company).

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“PFIC” means a “passive foreign investment company” within the meaning of section 1297 of the Code.

“Preemptive Rights” means the rights granted to the Investors pursuant to Section 3.3 of this Agreement.

“Preemptive Rights Threshold” means the issuance or sale by the Company of New Securities for cash since the date hereof that, in the aggregate, (i) have, or will have upon issuance or sale, voting power equal to or in excess of twenty percent (20%) of the voting power outstanding as of the date hereof, or (ii) are, or will be upon issuance or sale, equal to or in excess of twenty percent (20%) of the Equity Securities of the Company outstanding as of the date hereof.

“Pro Rata Portion” means, with respect to any Investor, (a) for the purposes of Section 3.3, the number of New Securities equal to the product of (i) the total number of New Securities to be issued or sold by the Company and (ii) the fraction determined by dividing (A) the number of Company Ordinary Shares held by such Investor immediately prior to such issuance or sale and (B) the total number of Company Ordinary Shares outstanding immediately prior to such issuance or sale; and (b) for the purposes of Section 3.5, the number of Equity Securities equal to the product of (i) the total number of New Securities to be redeemed or repurchased by the Company and (ii) the fraction determined by dividing (A) the number of Company Ordinary Shares held by such Investor immediately prior to such redemption or repurchase and (B) the total number of Company Ordinary Shares outstanding immediately prior to such redemption or purchase.

“QEF Election” has the meaning set forth in Section 5.3.

“Qualifying Transaction” means any transaction or series of related transactions that requires shareholder approval under clause 2:107A of the Dutch Civil Code.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representatives” of a Person means such Person’s Affiliates and the directors, officers, employees, advisers, agents, consultants, accountants, attorneys, sources of financing, investment bankers and other representatives of such Person and of such Person’s Affiliates.

“Restricted Period Termination Date” has the meaning set forth in Section 3.1(a).

“Sale Transaction” means any transaction or series of related transactions involving the direct or indirect sale, lease, assignment, disposition or other transfer (by operation of law or otherwise) of all or substantially all of the assets of the Company and its Subsidiaries, on a consolidated basis.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder.

“Service” has the meaning set forth in Section 6.1.

“Service Coordinators” has the meaning set forth in Section 6.3.

“Service Taxes” has the meaning set forth in Section 6.7.

“Shareholder” has the meaning set forth in the preamble.

“Shareholder Designee” means an individual designated in writing by the Shareholder, pursuant to Section 2.1(a), to be nominated by the Company for appointment to the Board as a non-executive director for a term expiring at the fourth annual general meeting following such appointment, or any such term pursuant to re-appointment of such individual at the annual general meeting.

“Shareholder Director” means a Shareholder Designee who has been appointed to the Board.

“Share Purchase Agreement” means the Share Purchase Agreement, dated as of the Signing Date, among the Company, the Parent, the Shareholder and AerCap Ireland Limited.

“Signing Date” means December 16, 2013.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market or (iii) any other securities exchange.

“Standstill Level” means, as of any date of determination, a number of Company Ordinary Shares equal to the greater of (a) (i) 97,560,976 Company Ordinary Shares less (ii) the total number of Company Ordinary Shares Transferred by the Parent, the Shareholder and each Investor (other than Transfers to a Permitted Transferee) from the date of this Agreement through the date of determination (in each case, as adjusted from time to time to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares with a record date occurring on or after the date of this Agreement) and (b) twenty percent (20%) of the outstanding Company Ordinary Shares, based on the most recently (as of the date of determination) publicly outstanding share count of Company Ordinary Shares disclosed by the Company in any filings with the SEC.

“Standstill Period” has the meaning set forth in Section 3.2(b).

“Subsidiary” in respect of a Person, means any corporation, partnership, joint venture, trust, limited liability company, unincorporated association or other entity in respect of which such Person: (w) is entitled to more than 50% of the interest in the capital or profits; (x) holds or controls a majority of the voting securities or other voting interests; (y) has rights via holdings of debt or other contract rights that are sufficient for control and consolidation for GAAP purposes; or (z) has the right to appoint or elect a majority of the board of directors or Persons performing similar functions.

“Terminating Party” has the meaning set forth in Section 6.8.

“Total Economic Interest” means, as of any date of determination, the total economic interests of all Voting Securities then outstanding. The percentage of the Total Economic Interest Beneficially Owned by any Person as of any date of determination is the percentage of the Total Economic Interest that is represented by all Voting Securities then Beneficially Owned by such Person or Beneficially Owned or conveyed to such Person pursuant to any Derivative Instruments and any swaps or any other agreements, transactions or series of transactions, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise.

“Total Voting Power” means, as of any date of determination, the total number of votes that may be cast at any general meeting of the Company, including votes that may be cast with respect to the Designated Shareholder Voting Matters and abstentions that may be made with respect to the Designated Company Voting Matters. The percentage of the Total Voting Power Beneficially Owned by any Person as of any date of determination is the percentage of the Total Voting Power that is represented by the total number of votes that may be cast or abstained from voting by such Person pursuant to (a) any Voting Securities then Beneficially Owned by such Person or (b) any Contract or other arrangement or right, including this Agreement.

“Transaction Agreements” means the Share Purchase Agreement and the $1,000,000,000 Five-Year Revolving Credit Agreement, dated as of the date hereof, between AerCap Ireland Capital Ltd., as Borrower, and the Parent, as Bank and Administrative Agent.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, Encumbrance, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, Encumbrance, disposition or other transfer (by operation of law or otherwise), of any Equity Security or (ii) to enter into any Derivative Instrument, swap or any other Contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Equity Security, whether any such Derivative Instrument, swap, Contract, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise.

“Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Twelve Month Restricted Period” means the period from the date following the date that is the twelve (12) month anniversary of the date of this Agreement until the date that is the fifteen (15) month anniversary of the date of this Agreement.

“Voting Agreement Period” means the period beginning on the date of this Agreement and ending on the first Business Day on which the collective Beneficial Ownership of Company Ordinary Shares of the Investors, as a group, is less than or equal to twenty-four and nine-tenths percent (24.9%) of the then issued and outstanding Company Ordinary Shares.

“Voting Agreement Period Voting Shares” means, at any time of calculation during the Voting Agreement Period, the number of Company Ordinary Shares equal to the product of (a) the quotient of (i) 24.9 divided by (ii) 75.1 times (b) the difference of (i) the total number of Company Ordinary Shares outstanding at such time minus (ii) the total number of Company Ordinary Shares Beneficially Owned by the Investors (collectively) at such time.

“Voting Securities” means Company Ordinary Shares and any other securities of the Company entitled to vote at any general meeting of the Company.

“Waived Provisions” has the meaning set forth in Section 3.2(a)(xii).

1.2 Interpretation. The words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Schedules mean the Articles and Sections of, and Schedules attached to, this Agreement; and (y) to an agreement, instrument or other document, means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Any reference to a wholly-owned Subsidiary of a Person shall mean such Subsidiary is directly or indirectly wholly owned by such Person. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement and this Agreement shall be interpreted literally not taking into account any other facts or circumstances, including any conduct, actions, statements, intentions, assumptions or beliefs of any of the parties at any time, as this Agreement is the product of negotiations between sophisticated parties advised by counsel. The headings in this Agreement do not affect its interpretation. The schedules, exhibits and annexes form part of this Agreement. References to “US$” or “U.S. dollars” are to U.S. dollars. Any reference to a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established. Any reference to a statute, statutory provision or subordinate legislation (“legislation”) includes references to: (a) that legislation as re-enacted or amended by or under any other legislation before or after the Signing Date; (b) any legislation which that legislation re-enacts (with or without modification); and (c) any subordinate legislation made under that legislation before or after the Signing Date, as re-enacted or amended as described in (a), or under any legislation referred to in (b). Any reference to writing shall include any mode of reproducing words in a legible and non-transitory form. References to one gender include all genders and references to the singular include the plural and vice versa. References to “ordinary course” or words of similar meaning when used in this Agreement shall mean with respect to any Person “the ordinary course of business of such Person, consistent with past practice” unless specified otherwise. References to “includes” or “including” or words of similar meaning when used in this Agreement shall mean “including without limitation” unless specified otherwise. References to a number or amount of “issued and outstanding” Company Ordinary Shares shall mean the number or amount of issued and outstanding Company Ordinary Shares based on the most recently (as of the date of determination) publicly outstanding share count of Company Ordinary Shares disclosed by the Company in any filings with the SEC. English words used in this Agreement intend to describe Dutch legal concepts (unless explicitly defined otherwise) and the consequences of those words under New York law or any other foreign law shall be disregarded.

ARTICLE II

GOVERNANCE

2.1 Composition of the Board of Directors.

(a) Subject to the other provisions of this Section 2.1, (i) for so long as the Investors Beneficially Own any Company Ordinary Shares, the Shareholder shall have the right to designate one Shareholder Designee, and to propose to remove any Shareholder Director and designate another Shareholder Designee in his or her place; and (ii) for so long as the Investors Beneficially Own (collectively) at least ten percent (10%) of the then issued and outstanding Company Ordinary Shares, the Shareholder shall have the right to designate two Shareholder Designees, and to propose to remove any Shareholder Director and designate another Shareholder Designee in his or her place; provided that no other Person shall have the exercisable right to designate more directors to the Board than the Shareholder as a result of any agreement between the Company and such Person and the Company shall take all necessary actions to give effect to this proviso, including, if necessary adjusting the size of the Board and the number of Shareholder Designees that the Shareholder has the right to designate.

(b) During the Board Seat Period, the Company shall procure that the appointment of the Shareholder Designees to the Board is proposed and recommended for approval by the Company’s shareholders at the next annual general meeting of the Company following any designation by the Shareholder of such Shareholder Designee.

(c) If any Shareholder Designee is not appointed to the Board at any annual general meeting of the Company during the Board Seat Period the Shareholder may designate a replacement Shareholder Designee for appointment to the Board. The Company shall propose and recommend the appointment of such replacement Shareholder Designee at an extraordinary general meeting of the Company to be held not later than sixty (60) days after any such annual general meeting.

(d) If the Shareholder wishes to remove a Shareholder Director and designate another Shareholder Designee in his or her place pursuant to this Section 2.1, the Company shall propose and recommend the appointment of such replacement at the next annual general meeting of the Company following any such designation.

(e) The Shareholder shall notify the Company of the identity of any proposed Shareholder Designee in writing, at or before the time such information is reasonably requested by the Board, any committee of the Board or the Company for inclusion in any materials to be provided to shareholders of the Company in connection with a general meeting of the Company, together with all information about such proposed Shareholder Designee as shall be reasonably requested by the Board, any committee of the Board or the Company (including, at a minimum, any information regarding such proposed Shareholder Designee to the extent required by applicable Law).

(f) During the Board Seat Period, in the event of the death, disability, removal or resignation of a Shareholder Director, the Shareholder may propose a replacement Shareholder Designee for appointment to the Board and the Company shall propose and recommend the appointment of such replacement Shareholder Designee at the next annual general meeting of the Company after the Shareholder has proposed such replacement Shareholder Designee.

(g) The Company will at all times provide each Shareholder Director (in his or her capacity as a member of the Board) with the same rights to indemnification and insurance that it provides to the other members of the Board and shall procure that the agenda for each annual general meeting of the Company during the Board Seat Period and the first annual general meeting following the termination of the Board Seat Period includes a resolution discharging all directors of the Board, including any Shareholder Directors, in respect of their management during the prior fiscal year.

(h) During any period between the death, disability, removal or resignation of a Shareholder Director and the appointment of any replacement Shareholder Designee to the Board, such Shareholder Designee shall be entitled to attend meetings of the Board in the capacity of an observer with the right to speak and participate in discussions of the Board, but without any voting rights, and the Company shall provide such Shareholder Designee with written notice of all Board meetings and all Board papers on the same basis as notices and Board documents are provided to the directors of the Company.

(i) The Parent and the Shareholder acknowledge that the Company will require, prior to his or her nomination:

(i) each Shareholder Designee to be appointed to the Board to agree in writing, on substantially the same terms as accepted in writing by the other non-executive directors of the Company, to be bound by and duly comply with applicable Law, the Articles of Association, the rules and practices applicable to the Board and its committees and the corporate governance principles applied by the Company;

(ii) each Shareholder Designee to be appointed to the Board to agree in writing, on substantially the same terms as accepted in writing by the other members of the Board, to keep confidential all information regarding the Company and its Subsidiaries of which he or she becomes aware in his or her capacity as a member of the Board;

(iii) each Shareholder Designee to be appointed to the Board to agree in writing to recuse himself or herself from any deliberations or discussions of the Board or any committee of the Board regarding any Transaction Agreement, the transactions contemplated thereby and any matter related thereto;

(iv) each Shareholder Designee to be appointed to the Board to agree in writing to (x) resign from the Board effective immediately upon the termination of the Board Seat Period and (y) resign from the Board effective on the date that the Investors Beneficially Own (collectively) less than ten percent (10%) of the then issued and outstanding Company Ordinary Shares, to the extent such Shareholder Designee is designated by the Shareholder to resign; and

(v) each Shareholder Designee that acts as an observer to agree in writing to keep confidential all information regarding the Company and its Subsidiaries of which he or she becomes aware in his or her capacity as an observer.

The Parent and the Shareholder shall cause each Shareholder Designee and each Shareholder Director to comply with all of the agreements referenced in the foregoing clauses (i)-(v).

(j) Notwithstanding anything to the contrary herein, during the Board Seat Period, each Shareholder Director shall be entitled to attend meetings of the Shareholders.

2.2 Objection to Shareholder Designee. Notwithstanding the provisions of this Article II, the Shareholder will not be entitled to designate a particular Shareholder Designee (or, for the avoidance of doubt, any Shareholder Director) for appointment to the Board pursuant to this Article II in the event that the Board, any committee of the Board or the Company reasonably determines that (i) the appointment of such Shareholder Designee to the Board would cause the Company to not be in compliance with applicable Law, (ii) such Shareholder Designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Securities Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Order of any Governmental Authority prohibiting service as a director of any public company, (iii) such Shareholder Designee does not satisfy the director eligibility requirements applicable to the other members of the Board or (iv) for any Shareholder Designee that is not a senior officer of the Parent, such Shareholder Designee is not acceptable to the Board for a compelling reason or reasons. In any such case described in clauses (i) through (iv) of the immediately preceding sentence, the Shareholder will withdraw the designation of such proposed Shareholder Designee and, during the Board Seat Period, be permitted to designate a replacement therefor (which replacement Shareholder Designee will also be subject to the requirements of this Section 2.2).

2.3 Voting Agreement.

(a) During the Voting Agreement Period, the Parent, the Shareholder and each Investor, pursuant to the procedures set forth in Section 2.3(d), (i) may vote in the aggregate up to a number of Voting Securities equal to the Voting Agreement Period Voting Shares in any manner chosen by the Parent, the Shareholder or the Investor, as applicable, and (ii) shall abstain from voting any Voting Securities in excess of the Voting Agreement Period Voting Shares owned by them in the aggregate or over which they have voting control, in each case with respect to any action, proposal or other matter to be voted upon at each general meeting of the Company; provided, however, that, with respect to the Designated Shareholder Voting Matters, the Parent, the Shareholder and each Investor shall be entitled to vote each Voting Security owned by it or over which it has voting control in any manner chosen by the Parent, the Shareholder or the Investor, as applicable.

(b) Notwithstanding anything to the contrary herein, at any time the collective Beneficial Ownership of Company Ordinary Shares of the Investors, as a group, is equal to or more than ten percent (10%) of the then issued and outstanding Company Ordinary Shares, each of the Parent, the Shareholder and each Investor shall cause all of the Voting Securities owned by it or over which it has voting control to abstain from voting with respect to any Designated Company Voting Matter.

(c) Following the Voting Agreement Period, except as set forth in Section 2.3(b), the Shareholder and each Investor shall be entitled to vote each Voting Security owned by it or over which it has voting control in any manner chosen by the Shareholder or the Investor, as applicable.

(d) So long as the collective Beneficial Ownership of Company Ordinary Shares of the Investors is equal to or more than ten percent (10%) of the then issued and outstanding Company Ordinary Shares, with respect to any matter that the Shareholder and each Investor is required to abstain from voting on or is permitted to vote on, the Parent, the Shareholder and each Investor shall cause each Voting Security owned by it or over which it has voting control to abstain from voting or to be voted, as applicable, by completing the proxy forms distributed by the Company together with the notice of the general meeting, and not by any other means. The Shareholder and each Investor shall deliver the completed proxy form to the Company no later than one (1) week prior to the date of such general meeting of the Company. Furthermore, so long as the collective Beneficial Ownership of Company Ordinary Shares of the Investors, as a group, is equal to or more than ten percent (10%) of the then issued and outstanding Company Ordinary Shares, none of the Parent, the Shareholder or any Investor, and none of their respective designees or Representatives, except as permitted pursuant to Section 2.1(j), shall attend any general meeting of the Company or vote in person at any general meeting of the Company and each of them, on its own behalf and on behalf of its respective designees and Representatives, irrevocably waives the right to do so. The Parent, the Shareholder and each Investor hereby agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of this Section 2.3(d). The Parent, the Shareholder and each Investor acknowledge and agree that the attendance in-person at any general meeting of the Company by the Parent, the Shareholder, any Investor or any of their respective designees or Representatives, except as permitted pursuant to Section 2.1(j), shall be a breach of this Section 2.3(d) and the Company shall be entitled to take any and all actions to give effect to the terms of this Section 2.3, including by adjourning, suspending or postponing such meeting and seeking and obtaining an injunction or injunctions pursuant to Section 7.14 requiring the Parent, the Shareholder and each Investor to act in accordance with this Section 2.3.

(e) In the event the Parent or any Investor challenges the validity or enforceability of this Section 2.3, then the Company may, at its option, elect to implement the Foundation Structure. If the Company so elects to implement the Foundation Structure pursuant to this Section 2.3(e), then, as promptly as practicable, the Parent and each Investor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to implement the Foundation Structure, including executing and delivering any and all Foundation Agreements. Each Investor grants to the Company an irrevocable power of attorney with the power of sub-delegation to (i) perform all acts, including acts of disposition (beschikkingshandelingen) on behalf of each Investor, that, in the reasonable discretion of the Company, are necessary to and (ii) cause to be done all things necessary, proper or advisable to, implement the Foundation Structure pursuant to this Section 2.3(e), including executing and delivering any and all Foundation Agreements.

(f) If the Foundation Structure is implemented at any time, the Shareholder and the Company shall cause the Stichting to execute a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company.

(g) For the avoidance of doubt, the voting restrictions set forth in this Section 2.3 apply only to the Shareholder and any Investor, and do not apply to any Transferee (other than a Permitted Transferee) of the Shareholder or any Investor.

2.4 Termination of Board Designation Rights. Notwithstanding anything in this Agreement to the contrary, (a) promptly upon the termination of the Board Seat Period, (i) all obligations of the Company with respect to the Shareholder and any Shareholder Director or Shareholder Designee pursuant to this Article IIError! Reference source not found. shall forever terminate, (ii) the Shareholder shall have no further rights to designate any persons for appointment to the Board and (iii) unless otherwise consented to by the Company, the Parent and the Shareholder shall cause any Shareholder Directors to immediately resign from the Board and (b) promptly upon the date that the Investors Beneficially Own (collectively) less than ten percent (10%) of the then issued and outstanding Company Ordinary Shares, the Parent and the Shareholder shall cause one Shareholder Director (such Shareholder Director to be designated by the Shareholder) to resign from the Board if at such time there are two Shareholder Directors on the Board. For the avoidance of doubt, if at any time the Investors do not Beneficially Own any Company Ordinary Shares the Parent and the Shareholder shall cause any Shareholder Directors to immediately resign from the Board.

ARTICLE III

COVENANTS

3.1 Transfer Restrictions.

(a) Other than Permitted Transfers, none of the Shareholder or any Investor shall Transfer any Company Ordinary Shares or other Voting Securities until the date that is the fifteen (15) month anniversary of the date of this Agreement (such date, the “Restricted Period Termination Date”); provided that the Shareholder or any Investor may Transfer any Company Ordinary Shares or other Voting Securities (i) up to an aggregate amount equal to one-third of the Original Company Ordinary Shares during the Nine Month Restricted Period, and (ii) up to an aggregate amount equal to two-thirds of the Original Company Ordinary Shares (including any Original Company Ordinary Shares or other Voting Securities Transferred by the Shareholder or any Investor during the Nine Month Restricted Period) in the Twelve Month Restricted Period.

(b) “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable Law:

(i) a Transfer of Company Ordinary Shares to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be an “Investor” for all purposes of this Agreement;

(ii) a Transfer of Company Ordinary Shares in connection with a Merger Transaction approved by the Board;

(iii) a Transfer of Company Ordinary Shares to the Company; and

(iv) a Transfer of Company Ordinary Shares to the Stichting as part of the implementation of the Foundation Structure pursuant to 2.3.

(c) Notwithstanding anything to the contrary contained herein or in the Registration Rights Agreement, including the occurrence of the Restricted Period Termination Date or the expiration or inapplicability of the Nine Month Restricted Period or the Twelve Month Restricted Period, none of the Shareholder or any Investor shall Transfer (including pursuant to the Registration Rights Agreement) any Company Ordinary Shares or other Voting Securities:

(i) other than in accordance with all applicable Laws and the other terms and conditions of this Agreement; and

(ii) except pursuant to a Permitted Transfer or a bona-fide, broadly distributed underwritten offering made pursuant to the Registration Rights Agreement, in one or more related transactions Company Ordinary Shares representing Beneficial Ownership of Company Ordinary Shares equal to or in excess of 9.9 percent (9.9%) of the Total Voting Power to any single Person or to any group of Persons who, to the knowledge of the Shareholder, form a Group.

(d) In connection with any Transfer to a Permitted Transferee prior to the termination of this Agreement pursuant to Section 7.1, the Parent and the Shareholder shall cause any Permitted Transferee to execute a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to become a party to this Agreement and to be an “Investor” for all purposes of this Agreement and provides notice information for the purposes of Section 7.2.

(e) Notwithstanding anything to the contrary contained herein or in the Registration Rights Agreement, including the occurrence of the Restricted Period Termination Date or the expiration or inapplicability of the Nine Month Restricted Period or the Twelve Month Restricted Period, none of the Parent, the Shareholder or any Investor shall Transfer any Company Ordinary Shares or other Voting Securities in connection with any tender offer, exchange offer or other secondary acquisition not approved and recommended by the Board.

3.2 Standstill Provisions.

(a) During the Standstill Period, the Parent, the Shareholder and each Investor shall not, directly or indirectly, and shall not authorize any of their Representatives (acting on their behalf) or Controlled Affiliates, directly or indirectly, to, without the prior written consent of, or waiver by, the Company:

(i) acquire, offer or seek to acquire, agree to acquire or make a proposal (including any private proposal to the Company or the Board) to acquire, by purchase or otherwise (including through the acquisition of Beneficial Ownership), any securities (including any Equity Securities) or Derivative Instruments, or direct or indirect rights to acquire any securities (including any Equity Securities) or Derivative Instruments, of the Company or any Subsidiary of the Company or any successor to or Person in Control of the Company, or any securities (including any Equity Securities) or indebtedness convertible into or exchangeable for any such securities or indebtedness, other than as a result of any stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company; provided that the Shareholder and each Investor may acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire Company Ordinary Shares (and any securities (including any Equity Securities) convertible into or exchangeable for Company

Ordinary Shares) and Derivative Instruments, if immediately following such acquisition, agreement to acquire or proposal to acquire, the collective Beneficial Ownership of Company Ordinary Shares of the Investors, as a group, would not exceed the Standstill Level;

(ii) enter into any discussions or arrangements with any Person regarding any Transfer (other than Transfers permitted by Sections 3.1 and 3.2) of Voting Securities, including Transfers by operation of Law and Transfers in connection with any merger, share exchange, consolidation, business combination or other similar transaction;

(iii) participate in any acquisition of assets or business of the Company or its Subsidiaries or Affiliates;

(iv) conduct, fund or otherwise participate in any tender offer or exchange offer involving Voting Securities or any securities convertible into, or exercisable or exchangeable for, Voting Securities, in each case not approved by the Board;

(v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board, shareholders or policies of the Company or its Subsidiaries or Affiliates, or take any action to prevent or challenge any transaction to which the Company or any of its Subsidiaries or Affiliates is a party, except as required pursuant to Section 2.3(b);

(vi) make or join or become a participant in (or in any way encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC) or consents to vote any Voting Securities or any of the voting securities of any of the Company’s Subsidiaries or Affiliates, or otherwise advise or influence any Person with respect to the voting of any securities of the Company or its Subsidiaries or Affiliates;

(vii) make any public announcement with respect to, or solicit or submit a proposal for, or offer, seek, propose or indicate an interest in (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or license of a material portion of the assets, properties, securities or indebtedness of the Company or any Subsidiary of the Company, or other similar extraordinary transaction involving the Company, any Subsidiary of the Company or any of their respective securities or indebtedness, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person (other than their respective Representatives) regarding any of the foregoing;

(viii) call or seek to call a meeting of shareholders of the Company or initiate any shareholder proposal for action of the Company’s shareholders, or seek election or appointment to or to place a representative on the Board (except pursuant to Article II of this Agreement) or seek the removal or suspension of any director from the Board (except pursuant to Article II of this Agreement);

(ix) form, join, become a member or in any way participate in a Group (other than with any Investors) with respect to the securities, other than indebtedness, of the Company or any of its Subsidiaries or Affiliates;

(x) deposit any Voting Securities in a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any Voting Securities (in each case, other than in accordance with Section 2.3 hereof);

(xi) make any proposal or disclose any plan, or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to make any proposal or disclose any plan on its or their behalf, inconsistent with the foregoing restrictions;

(xii) exercise any rights granted to shareholders of the Company pursuant to Sections 2:110 or 2:114a of the Dutch Civil Code and the corresponding provisions of the Articles of Association (such provisions, the “Waived Provisions”);

(xiii) take any action or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to take any action on its or their behalf, that might require the Company or any of its Subsidiaries or Affiliates to publicly disclose any of the foregoing actions or the possibility of a business combination, merger or other type of transaction or matter described in this Section 3.2;

(xiv) advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(xv) directly or indirectly, contest the validity of, or seek an amendment, waiver, suspension or termination of, any provision of this Section 3.2 (including this subclause) or Section 2.3 (whether by legal action or otherwise);

it being understood and agreed that this Section 3.2 shall not in any way limit the activities of any Shareholder Director taken in good faith solely in his or her capacity as a director of the Company. The Parent, the Shareholder and each Investor shall immediately notify the Company in writing if any of them or, to their knowledge, any of their respective Affiliates, directors, officers, employees, agents, advisors or other Representatives, is contacted by any Person in regard to any of the actions described in clauses (i)-(xv) above. Such notice shall disclose to the Company the material terms of such contact and the Persons involved. The Parent, the Shareholder and each Investor shall not, and shall not authorize any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, advisors or other Representatives to, directly or indirectly, make, in each case to the Company or to a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the provisions of this Section 3.2, or request the Company or any of its directors, officers, employees, agents, advisors or other Representatives, directly or indirectly, to amend, waive, suspend or terminate any provision of this Section 3.2 (including this sentence). A breach of this Section 3.2 by any Subsidiary, Affiliate, director, officer, employee, agent, advisor or other Representative of the Parent, the Shareholder or any Investor shall be deemed a breach by such party of this Section 3.2. The Shareholder and each Investor expressly and irrevocably waive through the end of the Standstill Period any and all rights it may have under the Waived Provisions.

(b) “Standstill Period” shall mean the period beginning on the date hereof and ending six (6) months after the first Business Day on which the Investors collectively Beneficially Own less than ten percent (10%) of the then issued and outstanding Company Ordinary Shares.

(c) The prohibition in Section 3.2(a)(i) shall not apply to ordinary course of business activities of the Parent, the Shareholder, each Investor or any of their respective Affiliates in connection with:

(i) proprietary and third party fund and asset management activities;

(ii) brokerage and securities trading activities;

(iii) financial services and insurance activities;

(iv) acquisitions made as a result of (A) a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, (B) in connection with securing or collecting indebtedness previously contracted in good faith and not with the intention of circumventing the prohibition in Section 3.2(a)(i) or (C) the exercise of preemptive rights pursuant to Section 3.3; and

(v) acquisitions made in connection with a transaction in which the Parent, the Shareholder, any of the Investors or any of their respective Affiliates acquires a previously unaffiliated business entity that Beneficially Owns Company Ordinary Shares or other Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Company Ordinary Shares or other Voting Securities, at the time of the consummation of such acquisition, provided that in connection with any such acquisition, the Parent, the Shareholder, the applicable Investor or the applicable Affiliate, as the case may be, (A) either (1) causes such entity to divest the Company Ordinary Shares or other Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Company Ordinary Shares or other Voting Securities, Beneficially Owned by the acquired entity prior to the consummation of such acquisition or (2) divests the Company Ordinary Shares or other Voting Securities, or any other securities convertible into, or exercisable or exchangeable for, Company Ordinary Shares or other Voting Securities, Beneficially Owned by the Parent, the Shareholder, the Investors and their respective Affiliates, in an amount so that the Parent, the Shareholder, the Investors and their respective Affiliates, together with such acquired business entity, shall not, acting alone or as part of a Group, directly or indirectly, Beneficially Own a number of Company Ordinary Shares in excess of the Standstill Level following such acquisition, and (B) if any annual or extraordinary meeting of the shareholders is held prior to the disposition thereof, votes such Company Ordinary Shares or other Voting Securities on each matter presented at any such annual or extraordinary meeting of the shareholders in accordance with the recommendation of the Board, any committee of the Board or the Company;

provided that, in the case of each of (i) through (v) of this Section 3.2(c), such ordinary course of business activities shall be made without the intent to influence the control of the Company, and provided, further, that the Parent, the Shareholder, the Investors or any of their Affiliates shall not use any confidential material in connection with such ordinary course of business activities.

3.3 Preemptive Rights. Except to the extent limited or excluded by the shareholders of the Company at any general meeting of the Company (in which case the Investors will not have Preemptive Rights), the Company hereby grants each Investor the right, subject to applicable Law to purchase its Pro Rata Portion of any New Securities the Company proposes to sell or issue for cash from time to time in excess of the Preemptive Rights Threshold. The Company shall give written notice of a proposed issuance or sale described in the preceding sentence to the Shareholder and each Investor at least ten (10) days prior to the date of the proposed issuance or sale (or, if such notice period is not reasonably possible under the circumstances, such prior notice as is reasonably possible) in excess of the Preemptive Rights Threshold. Such notice shall set forth (to the extent known) the material terms and conditions of the proposed issuance or sale, including the proposed manner of disposition, the number or amount and description of the shares proposed to be issued or sold, the proposed issuance or sale date, the proposed purchase or subscription price per share, and an offer to each Investor to purchase or subscribe for its Pro Rata Portion of such New Securities. At any time during the ten (10) day period (or such shorter period if the Company’s notice was sent, in accordance with the second sentence of this Section 3.3, less than ten (10) days prior to the proposed issuance or sale date) following receipt of such notice, each Investor shall have the right to elect to purchase or subscribe for its Pro Rata Portion of the number of New Securities at the purchase or issuance price and upon the terms and conditions set forth in the notice. Each Investor may transfer its rights to make such purchase to any of its Permitted Transferees. The Company shall be free to complete the proposed issuance or sale of New Securities; provided that (i) the Company sells or issues to each Investor (or its Permitted Transferees) any New Securities it elected to purchase pursuant to its response to the Company’s notice, on the terms and conditions set forth in the notice, simultaneously with any sale or issuance of such New Securities to any other Person, (ii) any sale or issuance of such New Securities to any other Person must be on terms no less favorable to the Company than those set forth in the notice delivered to the Investors; and (iii) the sale or issuance must close no more than ninety (90) days after the proposed date included in the notice.

3.4 Majority Ownership. The Company shall not take any action that would cause the Investors (collectively) to Beneficially Own more than fifty percent (50%) of the Company Ordinary Shares or other Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Company Ordinary Shares or other Voting Securities; provided that if the Investors (collectively) do come to Beneficially Own more than fifty percent (50%) of the Company Ordinary Shares or other Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Company Ordinary Shares or other Voting Securities as a result of an action taken by the Company in violation of this Section 3.4 (the number of securities in excess of such fifty percent (50%) level, the “Excess Shares Amount”), the Shareholder and each Investor may Transfer a number of Equity Securities equal to the Excess Shares Amount freely without regard to the transfer restrictions set forth in Section 3.1.

3.5 Pro Rata Redemptions. In the event of a proposed redemption or repurchase of Equity Securities by the Company or its Subsidiaries, each Investor shall be entitled to cause the Company or its Subsidiaries to redeem or repurchase Equity Securities it holds up to its Pro Rata

Portion of the Equity Securities that the Company proposes to redeem or repurchase. The Company shall give written notice of a proposed redemption or repurchase to the Shareholder and each Investor at least ten (10) days prior to the date of the proposed redemption or repurchase (or, if such notice period is not reasonably possible under the circumstances, such prior notice as is reasonably possible). Such notice shall set forth (to the extent known) the material terms and conditions of the proposed redemption or repurchase, including the proposed manner of redemption or repurchase, the number or amount and description of the shares proposed to be redeemed or repurchased, the proposed transaction date, the proposed redemption or repurchase price per share, and an offer to each Investor to cause the Company or its Subsidiaries to redeem or repurchase Equity Securities it holds up to its Pro Rata Portion of the Equity Securities that the Company or its Subsidiary proposes to redeem or repurchase. At any time during the ten (10) day period (or such shorter period if the Company’s notice was sent, in accordance with the second sentence of this Section 3.5, less than ten (10) days prior to the proposed redemption or repurchase date) following receipt of such notice, any Investor shall have the right to elect to redeem or resell its Pro Rata Portion of the Equity Securities at the redemption or repurchase price and upon the terms and conditions set forth in the notice. The Company shall be free to complete the proposed redemption or repurchase of Equity Securities; provided that (i) the Company redeems or repurchases any Equity Securities any Investor elected to have redeemed or repurchased pursuant to its response to the Company’s notice, on the terms and conditions set forth in the notice, simultaneously with any redemption or repurchase of Equity Securities from any other shareholder of the Company, (ii) any redemption or repurchase of such Equity Securities from any other shareholder must be on terms no less favorable to the Company than those set forth in the notice delivered to the Investors; and (iii) the redemption or repurchase must close no more than ninety (90) days after the proposed date included in the notice.

3.6 Listing. The Company shall not take any action, or fail to take any action, that would cause the Company’s Ordinary Shares to no longer be listed on the New York Stock Exchange.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Investors. Each Investor, on behalf of itself and not any other Investor, hereby represents and warrants to the Company as follows as of the date hereof (or, if applicable, as of the date the joinder agreement pursuant to which such Investor shall have become a party to this Agreement):

(a) Such Investor Beneficially Owns and owns of record the number of Company Ordinary Shares as listed on Schedule A (or, in the case of a joinder agreement, as listed on an annex to such joinder agreement) opposite such Investor’s name.

(b) Such Investor is duly incorporated or otherwise organized and validly existing under the Laws of its jurisdiction of organization and has the requisite power and authority to own its assets and properties and operate its business as now conducted. Such Investor is in good standing (where such concept is legally recognized in the applicable jurisdiction) and has all requisite power to enter into, complete the transactions contemplated by, and carry out its obligations under, this Agreement.

(c) The execution and delivery by such Investor of this Agreement, the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement do not and will not: (i) violate or result in the breach of any provision of the organizational documents of such Investor; (ii) conflict with or violate in any material respect any Law or Order of any Governmental Authority applicable to, or require any Governmental Approvals to be made or obtained by, such Investor (except for any such consents or approvals which have been obtained); or (iii) conflict with or violate, result in any breach of, constitute a default (or event which, with the giving or notice or lapse of time, or both, would constitute a default) under, require any consent under or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, any Contract to which such Investor is a party or by which it or any of its properties, assets or businesses is bound or subject.

(d) The execution, delivery and performance by such Investor of this Agreement, and the consummation by such Investor of the transactions contemplated hereunder, have been duly authorized by all necessary corporate and shareholder action on the part of such Investor, and no further approval or authorization shall be required on the part of such Investor. This Agreement has been duly executed and delivered by such Investor. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

(e) Such Investor: (i) is acquiring the Company Ordinary Shares for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such Company Ordinary Shares, as applicable, in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Company Ordinary Shares, as applicable, and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. Such Investor understands that the Company is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under foreign, federal, state and local securities Laws and acknowledges that the Company Ordinary Shares issued to it by the Company pursuant to the Deed of Issue are not registered under the Securities Act or any other applicable Law and that such Company Ordinary Shares may not be Transferred except pursuant to the registration provisions of the Securities Act (and in compliance with any other applicable Law) or pursuant to an applicable exemption therefrom.

4.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Parent and the Investors as follows:

(a) The Company is validly existing and is a company duly incorporated under the Laws of the Netherlands with full power and authority to conduct such business as it presently conducts, and has been in continuous existence since its incorporation. The Company has all requisite power to enter into, complete the transactions contemplated by, and carry out its obligations under, this Agreement.

(b) The execution and delivery by the Company of this Agreement, the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement do not and will not: (i) subject to Section 7.6, violate or result in the breach of any provision of the organizational documents of the Company; (ii) conflict with or violate in any material respect any Law or Order of any Governmental Authority applicable to, or require any Governmental Approvals to be made or obtained by the Company (except for any such consents or approvals which have been obtained); or (iii) conflict with or violate, result in any breach of, constitute a default (or event which, with the giving or notice or lapse of time, or both, would constitute a default) under, require any consent under or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, any Contract to which the Company is a party or by which it or any of its properties, assets or businesses is bound or subject.

(c) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereunder, have been duly authorized by all necessary corporate and shareholder action on the part of the Company, and no further approval or authorization shall be required on the part of the Company. This Agreement has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.3 Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Company as follows as of the date hereof:

(a) The Parent is duly incorporated or otherwise organized and validly existing under the Laws of its jurisdiction of organization and has the requisite power and authority to own its assets and properties and operate its business as now conducted. The Parent is in good standing (where such concept is legally recognized in the applicable jurisdiction) and has all requisite power to enter into, complete the transactions contemplated by, and carry out its obligations under, this Agreement.

(b) The execution and delivery by the Parent of this Agreement, the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement do not and will not: (i) violate or result in the breach of any provision of the organizational documents of the Parent; (ii) conflict with or violate in any material respect any Law or Order of any Governmental Authority applicable to, or require any Governmental Approvals to be made or obtained by the Parent (except for any such consents or approvals which have been obtained); or (iii) conflict with or violate, result in any breach of, constitute a default (or event which, with the giving or notice or lapse of time, or both, would constitute a default) under, require any consent under or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, any Contract to which the Parent is a party or by which it or any of its properties, assets or businesses is bound or subject.

(c) The execution, delivery and performance by the Parent of this Agreement, and the consummation by the Parent of the transactions contemplated hereunder, have been duly authorized by all necessary corporate and shareholder action on the part of the Parent, and no further approval or authorization shall be required on the part of the Parent. This Agreement has been duly executed and delivered by the Parent. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms.

ARTICLE V

TAX MATTERS

5.1 Tax Return Information. The Company will as promptly as practicable furnish to any Investor information reasonably requested to enable such Investor or its direct or indirect equity owners to comply with any applicable tax reporting requirements with respect to Company Ordinary Shares held by such Investor, including, without limitation, such information as may be reasonably requested by such Investor to complete U.S. federal, state or local or non-U.S. income tax returns. The Company will use reasonable best efforts to provide any tax-related information that is required to be provided to the Investors by the Company or any of its Subsidiaries in respect of a fiscal year within sixty (60) calendar days following the end of such fiscal year.

5.2 PFIC and CFC Information. After the end of each fiscal year, the Company will timely determine whether the Company or any of its Subsidiaries is expected to be, or was, a PFIC or CFC for any taxable year and inform the Investors of its determination. If the Company believes the Company or any of its Subsidiaries is a PFIC or a CFC for any taxable year or there is a reasonable possibility that the Company or any of its Subsidiaries will be a PFIC or a CFC for any taxable year, the Company will prepare an annual statement that sets forth an estimate of the amount that the Investors would be required to include in taxable income on their U.S. tax returns if the Company or such Subsidiary did in fact constitute a PFIC or a CFC for such taxable year, as well as any other information required to comply with applicable CFC and PFIC reporting requirements. Each of the Investors will cooperate with the Company, and provide such information as may be reasonably requested by the Company, to determine whether the Company is a CFC.

5.3 QEF Election. If the Company believes there is a reasonable possibility that the Company or any of its Subsidiaries constitutes a PFIC for any taxable year, the Company will provide the Investors with the information necessary in order for the Investors or any direct or indirect equity owner therein, as the case may be, to timely and properly make an election under section 1295 of the Code to treat the Company or such Subsidiary as a “qualified electing fund” (a “QEF Election”) and comply with the reporting requirements applicable to such a QEF Election. The Company will obtain professional assistance experienced in matters relating to the relevant aspects of the Code to the extent necessary to make the determinations and to provide the information and statements described in Section 5.1 and this Section 5.3.

5.4 Retention of Tax Information. The Company hereby undertakes to keep any documentation supporting any tax-related information supplied to any Investor as provided under this Article V for no less than seven (7) years.

5.5 Cooperation. The Company will reasonably cooperate with the Investors in considering structures that mitigate any adverse PFIC or CFC tax consequences to the Investors and that limit withholding or capital gain taxes with respect to amounts paid to the Investors, including in connection with any transfer of Company Ordinary Shares. Without limitation of the foregoing, the Company will, at the Shareholder’s request, consult with the Shareholder regarding the advisability of making an election to treat any Subsidiary for U.S. federal income tax purposes as an association taxable as a corporation, a partnership or a disregarded entity under U.S. Treasury Regulations section 301.7701-3(a); provided that the Company shall have the sole discretion to make any final decision regarding such elections.

ARTICLE VI

TRANSITION SERVICES

6.1 Services. The Parent, through its Representatives, shall provide or cause to be provided to the Company those services set forth on Exhibit B hereto (as the same may be amended from time to time in accordance with this Article VI) (each, a “Service” and collectively, the “Services”) for the period of time set forth on Exhibit B with respect to each Service or such other time as agreed by the Parent and the Company to enable the Company to migrate to another provider. The Parent shall not be required to perform a Service if the provision of such Service by the Parent conflicts with or violates applicable Law or is impracticable because of any force majeure (provided, that the Parent will use commercially reasonable efforts to continue to provide such Service); provided that the Company and the Parent shall cooperate with a view to procuring all third party, governmental and regulatory consents, authorizations and approvals necessary for the Services to be provided in accordance with applicable Law.

6.2 Scope of Services. Except as may otherwise be agreed, the Services shall be in all material respects the same as those provided as at the Signing Date (both individually and in the aggregate) and the Services shall be provided by the Parent using reasonable skill and care and to a standard no less than that to which the Services were provided in the twelve months prior to the Signing Date.

6.3 Service Coordinators. The Parent and the Company shall each nominate a Representative to act as the primary contact person with respect to the performance of the services contemplated by this Article VI (the “Service Coordinators”). Unless the Parent and the Company otherwise agree, all communications relating to this Article VI and Exhibit B will be directed to the respective Service Coordinator, who shall, and each of the Parent and the Company shall ensure that its respective Service Coordinator uses reasonable efforts and work in good faith to, resolve any disputes or disagreements as expeditiously as possible. In the event a dispute arises between the Shareholder and the Company that the Service Coordinators are unable to resolve within thirty (30) days, then either Service Coordinator may request that face to face or telephonic negotiations be conducted within five (5) days of such request by the parties’ applicable Service provider and Service recipient as listed on Exhibit B.

6.4 Additional Services. From time to time, the Company may request additional services by providing the Parent with reasonable prior written notice. Upon mutual agreement between the Parent and the Company with respect to the additional services and the fees for such additional services, Exhibit B hereto shall be deemed amended to include such additional services.

6.5 Independent Contractor. At all times during the performance of the Services, all Persons performing services hereunder (including any agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Company and not as employees of the Company on account of such Services. For all purposes hereof, the Parent shall at all times act as an independent contractor and shall have no authority to represent the Company in any way or otherwise be deemed an agent, lawyer, employee, representative, joint venturer or fiduciary of the Company. Neither the Company nor the Parent shall declare or represent to any third party that the Parent has any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking on behalf of the Company in any way whatsoever.

6.6 Service Fees. The Company shall pay the fee for each Service as specified on Exhibit B. The Parent may invoice the Company for Services and applicable taxes as specified on Exhibit B. The Company shall remit payment for Services and applicable taxes so invoiced by wire transfer of immediately available funds to the account specified in the invoice within forty-five (45) days after receipt of the invoice. Each invoice shall set forth in reasonable detail the Services rendered by the Parent for the period covered by such invoice and such additional information as the Company may reasonably request. If all or a portion of the payment is not made when due, the overdue amount shall bear interest from the date such amount is due until it is paid in full, at an interest rate per annum equal to the average of three month LIBOR for US dollars that appears on page LIBOR 01 (or a successor page) of Reuters Telerate Screen as at 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

6.7 Service Taxes. Any sales tax, value-added tax, goods and services tax or similar tax (“Service Taxes”) (but excluding any Service Tax based upon the net income of the Shareholder, which shall be for the account of the Shareholder) shall be separately stated on the relevant invoice and shall be paid by the Company to the Shareholder in accordance with Exhibit B; provided, that the Shareholder shall cooperate with the Company to mitigate any such Service Taxes. The Shareholder shall be responsible for remitting any such Service Taxes to the appropriate taxing authority.

6.8 Service Termination. Either the Company or the Parent (such party giving notice of termination under this Section 6.8, the “Terminating Party”) may terminate this Article VI on thirty (30) days’ prior written notice to the other (the “Other Party”) if the Other Party is in default of any of its material obligations under this Article VI; provided, that the Terminating Party shall not be entitled to terminate this Article VI if the Other Party shall have remedied such default to the Terminating Party’s reasonable satisfaction within such thirty (30) day period. Any termination notice delivered pursuant to this Section 6.8 shall specify in reasonable detail the particulars of the breach. Other than Services relating to human resources, the Company may, for any reason or no reason, discontinue receiving any or all of the Services by giving the Parent at least thirty (30) days’ prior written notice, which notice shall specify the date as of which any such Services shall be discontinued. Exhibit B shall be deemed amended to delete such discontinued Services as of the termination date specified in such notice, and this Article VI shall be of no further force and effect for such discontinued Services, except as to obligations accrued prior to the date of discontinuation of such Services.

6.9 Service Indemnity. The Parent shall indemnify, defend and hold harmless the Company and its Affiliates and their respective directors and officers and their respective successors and permitted assigns, against all claims, liabilities, damages, losses or expenses to the extent arising out of the gross negligence, recklessness or willful misconduct by the Parent or its Representatives in the performance of the Services. The Company shall indemnify, defend and hold harmless the Parent and its Affiliates and their respective directors and officers and their respective successors and permitted assigns against all claims, liabilities, damages, losses or expenses to the extent arising out of the gross negligence, recklessness or willful misconduct by the Company, its Affiliates, employees, agents, subcontractors or assigns for bodily injury to persons or physical damage to tangible personal or real property for which the Company is legally liable to that third party, except to the extent caused by the gross negligence, recklessness or willful misconduct of the Parent, its Affiliates, employees, agents, subcontractors or assigns in the performance of the Services. Neither the Parent nor the Company shall be liable in respect of any indemnification obligation under this Section 6.9 in excess of the fees paid under this Article VI. Neither the Parent nor the Company shall be liable to the other for any special, indirect, incidental, consequential, exemplary or punitive damages (including lost or anticipated revenues or profits, failure to realize expected savings, expenses of investigation, enforcement and collection and attorneys’ and accountants’ fees and expenses) arising from the provision of Services hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of such party is advised of the possibility of the same. Any claim hereunder shall be made subject to and in accordance with the indemnification procedures in the Share Purchase Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Term. This Agreement will be effective as of the date hereof and shall automatically terminate at such time as the Investors no longer Beneficially Own any Company Ordinary Shares. If this Agreement is terminated pursuant to this Section 7.1, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 1.2, Article VI and this Article VII, and except that no termination hereof shall have the effect of shortening the Standstill Period.

7.2 Notices.

(a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.2):

(i)	if to the Parent:

American International Group, Inc.

80 Pine Street

New York, New York 10005

United States of America

Fax: 212-425-3275

Attention: General Counsel

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

United States of America

Fax: 212-909-6836

Attention:	John M. Vasily
Andrew L. Bab

(ii)	if to the Shareholder:

AIG Capital Corporation

80 Pine Street

New York, New York 10005

United States of America

Fax:    212-425-3275

Attention: General Counsel, American International Group, Inc.

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

United States of America

Fax: 212-909-6836

Attention:	John M. Vasily
Andrew L. Bab

(iii)	if to the Company:

AerCap Holdings N.V.

AerCap House

Stationsplein 965

1117 CE Schiphol

The Netherlands

Fax number: +31 20 655 9100

Attention: Chief Legal Officer

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Fax: 212-474-3700

Attention:	Scott A. Barshay
O. Keith Hallam

(b) Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(i) if delivered personally, on delivery;

(ii) if sent by registered or certified mail, three (3) Business Days after the date of posting; and

(iii) if sent by facsimile with receipt confirmed before 5:30 p.m. on a Business Day, when dispatched, or if sent on a day which is not a Business Day or after 5:30 p.m. on a Business Day, at 9:00 a.m. on the next following Business Day.

(c) For the purposes of this Section 7.2, any reference to a particular time relates to the time at the location of the party giving notice as set out in Section 7.2(a).

7.3 Investor Actions. Any determination, consent or approval of, or notice or request delivered by, or any similar action of, the Investors (each, an “Investor Action”) shall be made by, and shall be valid and binding upon, all Investors if made by (i) a majority of the Total Voting Power then Beneficially Owned by all Investors or (ii) the Parent; provided, that in the event of any conflict between any Investor Action made by a majority of the Total Voting Power Beneficially Owned by all Investors and an Investor Action made by the Parent, the Investor Action made by the Parent shall control.

7.4 No Rescission. Each party to this Agreement hereby waive their rights under Articles 6:265 to 6:272 inclusive and 6:228, respectively, of the Dutch Civil Code to rescind (ontbinden) or nullify (vernietigen) on the ground of error (dwaling), or demand in legal proceedings the rescission (ontbinding) or nullification (vernietiging) of, this Agreement.

7.5 No Partnership. Nothing in this Agreement shall be taken to constitute a partnership between any of the parties to this Agreement or the appointment of the parties to this Agreement as agent for the others.

7.6 Articles of Association. Upon the occurrence of a conflict between any provision of this Agreement and any provision of the Articles of Association, then this Agreement will prevail, subject to applicable Law.

7.7 Amendments and Waivers. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by the Parent, the Shareholder and the Company, and any such amendment, supplement or modification shall be binding on the Investors. No provision of this Agreement may be waived except by a written instrument signed by (i) the Company, in the event the waiver is to be effective against the Company or (ii) the Parent and the Shareholder, in the event the waiver is to be effective against the Parent, the Shareholder or the Investors, and any such waiver shall be binding on the Investors. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege (geen rechtsverwerking). The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

7.8 Assignment. This Agreement shall not be assigned, in whole or in part, by operation of Law or otherwise without the prior written consent of the Parent, the Shareholder and the Company, and any such assignment shall be binding on the Investors. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

7.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Any term or provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable. Upon any determination that any term or provisions of this Agreement is held invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be completed as originally contemplated to the greatest extent possible.

7.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such agreement.

7.11 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement of the parties hereto with respect to its the subject matter and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Parent and/or its Affiliates, on the one hand, and the Company and/or its Affiliates, on the other hand, with respect to its subject matter.

7.12 English Language. This Agreement is in the English language and if this Agreement is translated into another language, the English language text shall prevail. Each notice or other communication under or in connection with this Agreement shall be in English.

7.13 Governing Law; Jurisdiction.

(a) This Agreement, all transactions contemplated by this Agreement, and all claims and defenses of any nature (including contractual and non-contractual claims and defenses) arising out of or relating to this Agreement, any transaction contemplated by this Agreement, and the formation, applicability, breach, termination or validity of this Agreement, shall be governed by and construed in accordance with the laws of the Netherlands without giving effect to any conflicts of law principles that would apply the Law of another jurisdiction.

(b) Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or the transactions contemplated by this Agreement or the formation, applicability, breach, termination or validity thereof, shall in the first instance be settled by the courts of Amsterdam, The Netherlands.

7.14 Specific Performance. The parties hereby agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor and that the right of specific enforcement is an integral part of this Agreement and without that right, none of the Parent, the Shareholder, the Investors or the Company would have entered into this Agreement. It is accordingly agreed by the parties hereby that, prior to any termination of this Agreement in accordance with its terms, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement by the Parent, the Shareholder, the Investors or the Company is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parent, the Shareholder, the Investors or the Company otherwise have an adequate remedy at law. The parties further acknowledge and agree that it is their anticipation and expectation that specific enforcement will be the primary remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.

7.15 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and is not intended to and shall not confer upon any other Person any rights (geen derdenbeding), benefits or remedies of any nature under or by reason of this Agreement. Accordingly, any Person who is not a party to this Agreement may not enforce any of its terms.

7.16 Obligation to Update Schedule A. The Parent, the Shareholder and each Investor shall, as promptly as practicable following the completion of any acquisition or Transfer of any security of the Company or any Derivative Instrument, notify the Company in writing of such acquisition or Transfer and provide the Company with any information or materials with respect to such acquisition or Transfer (including the amount acquired or Transferred and the identity of the counterparty to such acquisition or Transfer) reasonably requested by the Company. Each of the parties hereto agrees that in connection with any acquisitions or Transfers of securities of the Company in accordance with the terms hereof, the parties hereto will, as promptly as practicable following the completion of such acquisition or Transfer, modify Schedule A to reflect the effect of such acquisition or Transfer.

7.17 Agent for Service of Process.

(a) Without prejudice to any other permitted mode of service, each of the Parent, the Shareholder and each Investor irrevocably agrees that service of any claim form, notice or other document for the purpose of Section 7.13 shall be duly served upon it if delivered personally or sent by pre-paid recorded delivery, special delivery or registered post to AerCap House, Stationsplein 965, 1117 CE Schiphol, The Netherlands, or such other Person and address in The Netherlands as the Parent or the Shareholder shall notify the Company of in writing from time to time and the parties agree that failure by such appointed Person to notify their appointor of any such service shall not invalidate the proceedings concerned.

(b) Without prejudice to any other permitted mode of service, the Company irrevocably agrees that service of any claim form, notice or other document for the purpose of Section 7.13 shall be duly served upon it if delivered personally or sent by pre-paid recorded delivery, special delivery or registered post to the Company at its address set forth in Section 7.2 or such other Person and address in The Netherlands as the Company shall notify the Parent and the Shareholder of in writing from time to time and the parties agree that failure by such appointed Person to notify their appointor of any such service shall not invalidate the proceedings concerned.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date and year set forth above.

AIG CAPITAL CORPORATION

By	/s/ William N. Dooley
Name	William N. Dooley
Title	Executive Vice President Investments

AMERICAN INTERNATIONAL GROUP, INC.

By	/s/ Peter L. Juhas
Name	Peter L. Juhas
Title	Vice President, Global Head of Strategic Planning

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date and year set forth above.

AERCAP HOLDINGS N.V.

By	/s/ Aengus Kelly
Name	Aengus Kelly
Title	Director

EXHIBIT A

FOUNDATION STRUCTURE

Ownership of Company Ordinary Shares:	•	Each Investor shall transfer all Company Ordinary Shares owned by it to a Dutch foundation (stichting administratiekantoor) (the “Stichting”).
•

The Investors will receive a corresponding number of registered depository receipts from the Stichting which will entitle them to all of the economic benefits of the Company Ordinary Shares held by the Stichting (e.g., dividends on the Company Ordinary Shares). The depositary receipts will be issued without cooperation of the Company (zonder medewerking).

	•	The Stichting will be the legal owner of the Company Ordinary Shares held by it and will act as trustee for the Investors.
	•	The Stichting will accede to the Agreement, which Agreement, at the direction of the Company, will be amended as required to implement Exhibit A.

Voting of Company Ordinary Shares:	•	The Foundation Agreements shall, at all times, provide that the Stichting shall (i) attend all general meetings of the Company and sign the attendance list and (ii) cause all Company Ordinary Shares owned by it or over which it has voting control to abstain from voting or be voted in accordance with the terms of this Agreement.

	•	The voting of Company Ordinary Shares shall be subject to the terms and conditions of this Agreement, including Section 2.3, as if such terms and conditions applied to voting by the Stichting.

Transfers of Company Ordinary Shares to Third Parties:	•	Investors will be able to direct the Stichting to Transfer Company Ordinary Shares held by the Stichting to any Person other than a Permitted Transferee, in which case the Stichting shall, at such Investor’s request, Transfer such number of Company Ordinary Shares on behalf of such Investor to such Person upon such Investor transferring the corresponding number of depository receipts to the Stichting.

	•	All Transfers of Company Ordinary Shares shall be subject to applicable Laws and the terms and conditions of this Agreement, including Section 3.1, as if such terms and conditions applied to Transfers by the Stichting.

Terms of Depository Receipts:	•	To be governed by terms of administration, including the items under the heading “Voting of Company Ordinary Shares” in this Exhibit A.

Form and Governance of the Stichting:	•	Tax transparent orphan legal entity (i.e. without shareholders or members).
•

Board of the Stichting will be comprised of three (3) members, to be appointed and removed by the Company, two of which will be independent from the Company within the meaning of the Dutch corporate governance code.

	•	The Company will be a third party beneficiary at no consideration of the terms of administration.

Other Provisions / Documentation Conventions:	•	The Foundation Agreements will, except to the extent inconsistent with the Foundation Structure, this Agreement or any other Transaction Agreement, be based upon Section 2 of the Shareholder Agreement, dated 12 September 2012, relating to ASML Holding N.V., between Intel Holdings B.V., Intel Corporation, Stichting Administratiekantoor MAKTSJAB and ASML Holding N.V.

Termination:	•	The Investors, at the election of the Shareholder, shall be permitted to terminate the Foundation Structure and the Foundation Agreements on the first Business Day on which the collective Beneficial Ownership of Company Ordinary Shares of the Investors, as a group, is less than or equal to ten percent (10%) of the then issued and outstanding Company Ordinary Shares.

EXHIBIT B

TSA SCHEDULES

AIG Human Resources

IN THE EVENT OF ANY CONFLICT BETWEEN THIS SCHEDULE AND THE TERMS OF THE TRANSACTION AGREEMENTS (AS DEFINED IN THE SHARE PURCHASE AGREEMENT) OR ANY AWARD AGREEMENT REFERENCED HEREIN, THE TRANSACTION DOCUMENTS AND SUCH AWARD AGREEMENTS SHALL CONTROL

A) Description of Services

Services included in this schedule are listed below.

Item #	Provider	Recipient	Product / Service	Description of Service	Invoicing and Payment	Service Period (from closing through date below)	Estimated Service Charges
1	AIG HR	ILFC	Top 100: Stock Salary	AIG will provide payment instructions necessary for AerCap and the Purchaser to satisfy their obligations under Section 11.4 of the Share Purchase Agreement (“SPA”), along with information reasonably showing how such payments were determined.	Fees will be invoiced and pre-paid on a yearly basis.	January 2016	Yearly charge per table in Section B below.

2	AIG HR	ILFC	Top 100 Incentive Awards: Variable Stock (2011 performance)	AIG will provide payment instructions necessary for AerCap and the Purchaser to satisfy their obligations under Section 11.4 of the SPA, along with information reasonably showing how such payments were determined.		March 2015

3	AIG HR	ILFC	Top 100 Incentive Awards: Variable Stock (2012 performance)	AIG will provide payment instructions necessary for AerCap and the Purchaser to satisfy their obligations under Section 11.4 of the SPA, along with information reasonably showing how such payments were determined.		March 2016

4	AIG HR	ILFC	TARP RSUs (Restricted Stock Unit) 2011 performance	AIG will provide payment instructions necessary for AerCap and the Purchaser to satisfy their obligations under Section 11.4 of the SPA, along with information reasonably showing how any payments were determined.		March 2015

TSA SCHEDULES

Item #	Provider	Recipient	Product / Service	Description of Service	Invoicing and Payment	Service Period (from closing through date below)	Estimated Service Charges
5	AIG HR	ILFC	AIG LTIP 2011-12 performance period AIG LTIP for ILFC Employees 2012-13 performance period

AIG will provide payment instructions necessary for AerCap and the Purchaser to satisfy their obligations under Section 11.4 of the SPA, along with information reasonably showing how such payments were determined.

Note, 2013-14 LTIP and 2014-15 LTIP will be administered by ILFC.

On or before December 31, 2014.

6	AIG HR	ILFC	AIG 2013 STI (for grades 27 and above) Deferred Portion of Award	AIG will provide payment instructions necessary for AerCap and the Purchaser to satisfy their obligations under Section 11.4 of the SPA, along with information reasonably showing how such payments were determined.		March 2015

TSA SCHEDULES

B) Fee Allocation Amount For Total Services

2014 ILFC headcount of 278 represents 0.41% of the AIG global headcount.

		2014	2015	2016

Global Compensation 2013 FY Budget:	$12,056,357

Allocation % to ILFC	0.41%

FY $ Allocation to ILFC(1)	$49,431	16,477	24,716	12,358

(1)	Annual fee, based on 2013 allocation, is reduced by 25% per year to account for annual expiration of services throughout the Service Period. Will be pro-rated based on Close Date and final Service Period.

AIG Service Manager:	Receiving Service Manager:

Contact Information	Contact Information

Name: Sara Brown	Name:
Title: Director, Executive Compensation	Title:
Phone: 212-770-7311	Phone:
Email: sara.brown@aig.com	Email:

SCHEDULE A

OWNERSHIP SCHEDULE

SHAREHOLDER/INVESTOR	NUMBER OF COMPANY ORDINARY SHARES BENEFICIALLY OWNED	NUMBER OF COMPANY ORDINARY SHARES OWNED OF RECORD

AIG CAPITAL CORPORATION	97,560,976	97,560,976

AMERICAN INTERNATIONAL GROUP, INC.	97,560,976